UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2008

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 3, 2008, the Board of Directors of Red Hat, Inc. (the “Company”) elected Micheline Chau and Jeff Clarke to serve on the Company’s Board of Directors, effective immediately. A press release announcing the elections was issued on November 7, 2008, and is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Ms. Chau, currently the President and Chief Operating Officer of Lucasfilm Ltd., will be a Class I director with a term expiring in 2009. Mr. Clarke, currently the Chief Executive Officer and President of Travelport, Inc., will be a Class II director with a term expiring in 2010. Ms. Chau and Mr. Clarke have not yet been appointed to any committees of the Company’s Board. The elections bring the size of Company’s Board to nine members.

There are no arrangements or understandings pursuant to which Ms. Chau or Mr. Clarke was selected as a director.

In the ordinary course of business, Travelport, Inc. and Lucasfilm Ltd. and certain of their respective affiliates purchase goods and services from the Company from time to time. Since March 1, 2007, the beginning of the Company’s last fiscal year, Travelport and related entities have purchased goods and services from the Company amounting to approximately $1.25 million, and Lucasfilm and related entities have purchased goods and services from the Company that are de minimus in amount.

Ms. Chau and Mr. Clarke will be compensated under the Company’s 2008 Independent Director Compensation Plan (the “2008 Director Compensation Plan”). Under the 2008 Director Compensation Plan, each will be eligible to receive an annual cash retainer of $50,000 for their service as a member of the Board. In addition, the 2008 Director Compensation Plan provides for the following annual cash retainers for service on committees of the Board: (i) $15,000 for service on the Audit Committee; (ii) $10,000 for service on the Compensation Committee; and (iii) $5,000 for service on the Nominating and Corporate Governance Committee.

Under the 2008 Director Compensation Plan, directors may elect to receive all or a portion of any cash compensation in the form of the Company’s deferred stock units (“DSUs”). DSUs represent the right to receive shares of the Company’s common stock at a future date. The number of DSUs to be granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Company’s common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested upon issuance and will be settled in shares of the Company’s common stock upon termination of service on the Board of Directors.

In connection with their election to the Board, Ms. Chau and Mr. Clarke will be granted, on the next regularly scheduled grant date for employees, a restricted stock award equal to a number of shares of the Company’s common stock determined by dividing $300,000 by the closing price of the Company’s common stock on the date of grant. These shares will vest equally over a three-year period on the anniversary of the date of grant.

In addition to an initial equity grant, each of Ms. Chau and Mr. Clarke will be eligible to receive an annual equity award consisting of a restricted stock award for a number of shares of the Company’s common stock determined by dividing $150,000 by the closing price of the Company’s common stock on the date of grant. These shares of restricted stock shall vest on the first anniversary of the grant date. However, shares granted to Ms. Chau and Mr. Clarke in connection with their first annual equity award in 2009 will be prorated based on the number of months of service as of the grant date. Under the 2008 Director Compensation Plan, directors may also elect to receive DSUs on a one-for-one basis in lieu of annual equity awards. The DSUs will vest on the same basis as the restricted stock award and will be settled in shares of the Company’s common stock upon termination of service on the Board of Directors.

The foregoing description of the terms of the 2008 Director Compensation Plan does not purport to be complete and is qualified in its entirety by the provisions of the 2008 Director Compensation Plan, which was filed as Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and is incorporated herein by this reference.

The Company does not pay meeting fees. Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and meetings of any committees of the Board of Directors on which they serve.

Ms. Chau and Mr. Clarke each have entered into an indemnification agreement with the Company. In general, the indemnification agreements provide that the Company will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify the indemnitee against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which the indemnitee becomes subject in connection with his or her service as director of the Company.

The indemnification agreements provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee under certain circumstances. The indemnification agreements are not exclusive of any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the charter or bylaws of the Company, a separate agreement with the Company, or applicable law.

The foregoing summary of the indemnification agreements is qualified in its entirety by reference to the provisions of the Form of Indemnification Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 28, 2007, and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated November 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2008	RED HAT, INC.

	By:	/s/ Michael R. Cunningham
	Name:	Michael R. Cunningham
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 7, 2008